UNSECURED NOTE

US $166,271.00	DATED: September 5, 2013

FOR VALUE RECEIVED, ENERPULSE, INC., a Delaware corporation, successor by merger to Enerpulse, Inc., formerly Combustion Technology Products, Corp., a Florida corporation, with an address at 2451 Alamo Ave. SE, Albuquerque, New Mexico 87106, hereinafter referred to collectively as the “Borrower”, promises to pay to the order of LWM, LLC, a Pennsylvania limited liability company with offices and a principal place of business in the City of Latrobe, Westmoreland County, Pennsylvania, hereinafter referred to as the “Lender”, in lawful money of the United States of America in immediately available funds at such location as the Lender may designate from time to time, the principal sum of One Hundred Sixty-Six Thousand Two Hundred Seventy-One Dollars and 00/100, with interest, payable on September 5, 2016.

Interest Rate. The annual interest rate of this Note is to be the Federal Funds Rate (as defined hereinafter) for the first day of the calendar year (i.e. January 1). For 2013, the annual interest rate is to be the Federal Funds Rate on the date of this Note.

Federal Funds Rate means for any day, the rate per annum rounded upward to the nearest one one-hundredth of one percent announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank.

Interest Calculation. All interest calculated under this Note shall be computed based on the actual number of days elapsed in a year consisting of 365 days. Interest shall be payable at the Maturity Date.

Maturity Date. September 5, 2016.

Pre-payment. The indebtedness evidenced by this Note may be pre-paid in whole or in part without penalty.

Event of Default. The occurrence of any of the following will be deemed to be an event of default: (a) the Borrower fails to pay the principal on this Note when due; (b) the Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors; or (c) the Borrower dissolves, winds up or liquidates itself for any substantial part of its property or should take any action in furtherance of the foregoing.

Upon the occurrence of an event of default, the outstanding principal balance together with any outstanding interest shall be immediately due and payable without demand or notice of any kind.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has caused this Note to be executed as an instrument under seal as of the date first written above.

ENERPULSE, INC.

/s/ Joseph E. Gonnella
By: Joseph E. Gonnella, CEO

(CORPORATE SEAL)